Exhibit 99.1

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	December 30, 2007	December 31, 2006
Assets:
Current Assets:
Cash and cash equivalents	$12,914	$2,762
Accounts receivable, net	4,751	3,305
Inventories	10,367	8,486
Prepaid expenses and other current assets	9,246	5,885
Income tax receivable	4,760	5,862
Deferred tax asset	3,159	2,156
Restricted current assets—marketing funds	2,095	827
Total current assets	47,292	29,283
Property and equipment, net	399,270	351,736
Goodwill	56,299	43,496
Intangible assets, net	41,059	22,772
Other assets, net	4,869	3,311
Total assets	$548,789	$450,598

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$9,263	$6,312
Construction related payables	13,416	17,839
Accrued payroll and payroll related liabilities	29,146	19,144
Unredeemed gift certificates	10,789	9,374
Accrued liabilities	19,404	15,036
Accrued liabilities—marketing funds	2,095	827
Current portion of term loan notes payable	11,250	—
Current portion of long-term debt and capital lease obligations	558	1,630
Total current liabilities	95,921	70,162
Deferred rent	21,728	18,076
Long-term portion of term loan notes payable	133,125	—
Other long-term debt and capital lease obligations	8,813	112,341
Other non-current liabilities	4,760	6,486
Total liabilities	264,347	207,065

Commitments and contingencies

Stockholders’ Equity:
Common stock	17	17
Treasury stock	(83)	(83)
Paid-in capital	156,928	146,614
Retained earnings	127,580	96,985
Total stockholders’ equity	284,442	243,533
Total liabilities and stockholders’ equity	$548,789	$450,598